                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

             AMERICAN COLOR GRAPHICS REPORTS THIRD QUARTER RESULTS

BRENTWOOD, TN, FEBRUARY 12, 2004 - ACG Holdings, Inc. and American Color Graphics, Inc. today reported financial results for the third fiscal quarter and the nine month period ended December 31, 2003.

Print Segment Update. Our print segment's (Print) revenue during the third quarter was $115.3 million compared to $128.3 million in the prior year, representing a decline of $13.0 million or approximately 10%. Value-Added Revenue during this same period was $56.6 million compared to $59.7 million in the prior year, representing a decline of approximately 5%. On a year-to-date basis through the first nine months, Print revenue was $325.8 million compared to $358.8 million in the prior year, representing a decline of $33.0 million, or approximately 9%. Value-Added Revenue during this same period was $166.8 million vs. $170.7 million last year, representing a decline of approximately 2%.

The decreased revenues included increases in the level of customer supplied paper, the continued impact of competitive pricing pressures in our industry and certain changes in customer and product mix. These decreases were offset in part by increased paper prices and with respect to the nine month period, an approximate 2% increase in production volume. Our production volume in the third quarter was comparable to that of the prior year.

Print EBITDA was $13.6 million during the third quarter compared to $14.8 million in the prior year, representing a decline of $1.2 million. On a year-to-date basis, Print EBITDA was $37.7 million compared to $46.1 million in the prior year, representing a decline through nine months of $8.4 million.

Included in the Print EBITDA results were the benefits of various cost reduction initiatives implemented in the fourth quarter of the prior year including the Fiscal Year 2003 restructuring program, the benefit of specific cost reduction initiatives that we have implemented during the current fiscal year ending March 31, 2004 (Fiscal Year 2004), improved productivity levels and with respect to the year-to-date period, the increase in production volume. These benefits, however, were more than offset by a number of items negatively impacting our profitability within the Print segment. Included was the continuance of significant competitive pricing pressures within our industry and certain changes in customer and product mix. We have also experienced increased health costs, energy costs, pension expenses, and bad debt expense versus the prior year. In addition, foreign exchange losses have negatively impacted our Print segment EBITDA by $1.2 million in the third quarter and $2.5 million on a year to date basis compared to the prior year.

During the nine month period, the Print segment EBITDA reflected a restructuring charge of $1.7 million which primarily related to the elimination of certain administrative personnel. There were no such comparable costs in the prior year. These actions have resulted in a more efficient selling, general and administrative cost structure going forward.

Premedia Services Segment Update. Our premedia services segment (Premedia Services) revenue during the third quarter was $13.2 million compared to $13.6 million in the prior year and through nine months revenue was $39.7 million as compared to $40.6 million in the prior year. These results include the continued impact of weak premedia market conditions.

Premedia Services EBITDA was $2.7 million during the third quarter compared to $2.6 million in the prior year. On a year-to-date basis, Premedia Services EBITDA was $7.5 million compared to $5.9 million in the prior year, representing an increase in EBITDA through nine months of $1.6 million.

The improvement in Premedia profitability includes benefits related to cost reduction initiatives implemented in the fourth quarter of the prior year as well as numerous income improvement initiatives implemented during Fiscal Year 2004. Together these actions have resulted in both reduced manufacturing expenses and a 24% decline in selling, general and administrative expenses in this segment through the nine month period. These gains were partially offset by the continued competitive price environment in this market and the incurrence of $0.3 million of restructuring charges.

Other Operations Update. The Company recorded EBITDA losses from Other Operations, which include corporate general and administrative expenses and other expenses, of $0.6 million in the third quarter compared to $1.2 million in the prior year and $6.2 million on a year-to-date basis versus $3.4 million last year. The improvement in the quarter includes lower general and administrative expenses and reduced losses from discontinued operations. The current year-to-date results include a charge of $3.2 million related to the write-off of deferred financing costs associated with the Company's prior capital structure.

Consolidated Update. On a consolidated basis, revenues for the Company were $128.6 million in the third quarter and $365.5 million through the nine month period. This represents a decline of 9% and 8%, respectively, versus the comparable periods in the prior year as a result of the reasons previously noted.

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Consolidated EBITDA in the third quarter was $15.7 million as compared to $16.2 million in the prior year, representing a decline of approximately 3%. Consolidated EBITDA through the nine month period was $39.0 million as compared to $48.6 million in the prior year. The current year-to-date consolidated EBITDA includes the impact of the $2.0 million restructuring charge and the $3.2 million write-off of deferred financing costs.

Consolidated net income in the third quarter was $3.0 million as compared to $2.2 million in the prior year. Included in the net income results during the current year quarter was a non-cash tax benefit of $2.2 million arising from a change in estimate with respect to our income tax liability.

During the nine month period, we reported a consolidated net loss of $16.6 million as compared to net income of $7.8 million in the prior year. In addition to the operating results outlined above, including the $ 2.0 million restructuring charge recorded in the second quarter, the current year net loss also includes the impact of the following three items: net non-cash deferred tax expense of $10.6 million associated with changes in estimates related to the Company's income tax accounts, refinancing related expenses of $4.9 million and discontinued operations losses of $0.5 million.

At December 31, 2003, we were in compliance with all of our Bank covenants and had additional borrowing availability under our Revolving Credit facility of $31.7 million.

We will be recording a restructuring charge in the 4th quarter which we currently estimate will approximate $5.8 million. As a part of this restructuring we are eliminating approximately 170 positions, or approximately 7% of our filled positions at December 31, 2003. The actions implemented under this plan will result in a more efficient manufacturing and selling, general and administrative cost structure going forward and will further put us in a position of strength as the market recovers. We anticipate annualized cost savings from these initiatives will approximate $10 million.

In addition, we have recently completed an amendment with our Bank group which provides for the impact of the cash restructuring payments under this plan as well as increased operating flexibility over the near term. This amendment has been filed as an Exhibit to our Form 10-Q filed with the Securities Exchange Commission today.

Guidance. We continue to operate in a very difficult economic environment in the print industry including the impact of overcapacity and significant price erosion. We have taken aggressive actions to reduce our costs and partially mitigate this situation, including the restructuring initiatives outlined above. Due to the continuance and overall severity of this environment, however, we will be reducing our EBITDA guidance for the full fiscal year ending March 31, 2004, to a range of $40.1 million to $42.1 million. These results include the impact of projected $7.8 million in full-year restructuring costs, $3.2 million of refinancing related expenses and $0.5 million of discontinued operations losses. After excluding the impact of these items, we are reducing our full-year EBITDA forecast by approximately 5% to 9% from the low end of our prior EBITDA guidance range.

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Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its debt service requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. You should not consider it an alternative to net income as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

         The following table reconciles EBITDA to net income for the periods indicated:

                                                             PREMEDIA
                                               PRINT         SERVICES        OTHER          TOTAL
                                              -------        --------        -----          -----
THREE MONTHS ENDED DECEMBER 31, 2003
 EBITDA                                       $  13.6           2.7           (0.6)          15.7
    Depreciation and Amortization                (5.2)         (0.8)          (0.1)          (6.1)
    Interest expense, net                          --            --           (8.4)          (8.4)
    Income tax expense, net                        --            --            1.8            1.8
                                              -------          ----          -----          -----
NET INCOME (LOSS)                             $   8.4           1.9           (7.3)           3.0(a)
                                              =======          ====          =====          =====

THREE MONTHS ENDED DECEMBER 31, 2002
 EBITDA                                       $  14.8           2.6           (1.2)          16.2
    Depreciation and Amortization                (5.2)         (1.1)          (0.2)          (6.5)
    Interest expense, net                          --            --           (7.1)          (7.1)
    Income tax expense, net                        --            --           (0.4)          (0.4)
                                              -------          ----          -----          -----
NET INCOME (LOSS)                             $   9.6           1.5           (8.9)           2.2
                                              =======          ====          =====          =====

NINE MONTHS ENDED DECEMBER 31, 2003
 EBITDA                                       $  37.7           7.5           (6.2)          39.0
    Depreciation and Amortization               (15.5)         (2.7)            --          (18.2)
    Interest expense, net                          --            --          (25.7)         (25.7)
    Income tax expense, net                        --            --          (11.7)         (11.7)
                                              -------          ----          -----          -----
NET INCOME (LOSS)                             $  22.2           4.8          (43.6)         (16.6)(b)
                                              =======          ====          =====          =====

NINE MONTHS ENDED DECEMBER 31, 2002
 EBITDA                                       $  46.1           5.9           (3.4)          48.6
    Depreciation and Amortization               (14.6)         (3.2)          (0.3)         (18.1)
    Interest expense, net                          --            --          (21.4)         (21.4)
    Income tax expense, net                        --            --           (1.3)          (1.3)
                                              -------          ----          -----          -----
NET INCOME (LOSS)                             $  31.5           2.7          (26.4)           7.8
                                              =======          ====          =====          =====


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         The following table reconciles current EBITDA Guidance to net income for the periods indicated:

                                                HIGH END GUIDANCE                            LOW END GUIDANCE
                                               TWELVE MONTHS ENDED                          TWELVE MONTHS ENDED
                                         --------------------------------            --------------------------------
                                          MARCH 31,             MARCH 31,             MARCH 31,             MARCH 31,
                                            2004                  2003                  2004                  2003
                                         ----------            ----------            ----------            ----------
                                                                            (In millions)
CONSOLIDATED EBITDA                      $     42.1                  54.3                  40.1                  54.3
   Depreciation and Amortization              (24.3)                (24.4)                (24.3)                (24.4)
   Interest expense, net                      (34.1)                (28.6)                (34.1)                (28.6)
   Income tax expense, net                    (13.9)                 (1.6)                (13.9)                 (1.6)
                                         ----------            ----------            ----------            ----------
NET LOSS                                 $    (30.2)(c)              (0.3)(d)             (32.2)(c)              (0.3)(d)
                                         ==========            ==========            ==========            ==========

(a) The three months ended December 31, 2003, net income includes the impact of an increase in income tax benefit primarily due to an adjustment of $2.2 million to reflect a change in estimate with respect to the Company's income tax liability.

(b) The nine months ended December 31, 2003, net loss includes the impact of the following items: (1.) a $10.6 million net non-cash deferred tax expense associated with changes in estimates related to the Company's income tax accounts (see above discussion), (2.) a $3.2 million write-off of deferred financing costs related to the Company's prior capital structure, (3.) incremental interest expense of $1.7 million related to the 30 day call provision associated with the 12 3/4% Senior Subordinated Notes due 2005, which we refinanced, (4.) restructuring costs of $2.0 million, and (5.) losses from discontinued operations of $0.5 million.

(c) The projected Fiscal Year 2004 net loss includes the impact of the following items: (1.) a $10.6 million net non-cash deferred tax expense associated with changes in estimates related to the Company's income tax accounts (see above discussion), (2.) a $3.2 million write-off of deferred financing costs related to the Company's prior capital structure, (3.) incremental interest expense of $1.7 million related to the 30 day call provision associated with the 12 3/4% Senior Subordinated Notes due 2005, which we refinanced, (4.) projected restructuring costs of $7.8 million, and (5.) losses from discontinued operations of $0.5 million.

(d) Fiscal Year 2003 net loss includes restructuring costs and other special charges totaling $1.7 million representing restructuring costs of $1.2 million and asset impairment charges of $0.5 million.

We have included value-added revenue (VAR) information to provide a better understanding of sales activity within our print segment. VAR is a non-GAAP measure and is defined as Print sales less the cost of paper, ink and subcontract services. We generally pass these expenses through to our customers.

          The following table reconciles Print Segment VAR to Print Segment Sales for the periods indicated:


                                                   THREE MONTHS ENDED               NINE MONTHS ENDED
                                                      DECEMBER 31,                     DECEMBER 31,
                                            ----------------------------        ----------------------------
                                               2003             2002               2003              2002
                                            ----------        ----------        ----------        ----------
                                                                      (In millions)

PRINT SEGMENT SALES                         $    115.3             128.3             325.8             358.8
  Paper, Ink and Subcontract Costs                58.7              68.6             159.0             188.1
                                            ----------        ----------        ----------        ----------
PRINT SEGMENT VAR                           $     56.6              59.7             166.8             170.7
                                            ==========        ==========        ==========        ==========

ACG Holdings, is the parent company of American Color Graphics and American
Color.

American Color Graphics is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

American Color is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, transmission and distribution of images.


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
Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as reissued, and its Quarterly Report on Form 10-Q for the quarter and nine month period ended December 31, 2003. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 11:00 a.m. EST on Friday, February 13, 2004, to discuss details regarding the Company's performance for the quarter and year-to-date periods. The call may be accessed by telephone dial-in with the capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-323-2715 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 773-756-4708 and the pass-code confirmation # is 3770377. The financial information discussed on that call can be accessed at http://www.amcg.com.


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